Exhibit 14

Code of Ethics and Corporate Governance

1.

Code of Conduct

In keeping with the best practices of corporate governance, the following is the Code of Conduct for ICP Solar Technologies Inc and its consolidated direct and indirect subsidiaries (the "Company"). This Code of Conduct shall be signed and adhered to by all officers, directors and employees (each, an "employee") of the Company.

1.1 Compliance Standards

The Chief Executive Officer ("CEO") and the Chief Financial Officer ("CFO") are responsible for applying these policies to specific situations in which questions may arise and has the authority to interpret these policies in any particular situation. Any questions relating to how these policies should be interpreted or applied should be addressed to the CEO or the CFO. An employee who is unsure of whether a situation violates this Code should discuss the situation with either the CEO or CFO, to prevent possible misunderstandings and embarrassment at a later date. An employee who is aware of any questionable behavior should discuss the situation with the CEO or CFO to prevent possible misunderstandings and embarrassment at a later date. Any employee who becomes aware of any existing or potential violation of laws, rules, regulations or this Code is required to notify the CEO or CFO promptly. Failure to do so is itself a violation of this Code. To encourage employees to report any violations, the Company will not allow retaliation for reports made in good faith.

1.2 Conflicts of Interest

A "conflict of interest" occurs when an individual's private interest, real or perceived, interferes with the interests of the Company. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. In particular, an employee, officer or director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family, or for any other person. In addition, an employee, officer or director must never assume, or be subject to, any other duties, responsibilities or obligations that interfere with such person's duty to the Company. Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. The only prudent course of conduct for our employees, officers and directors is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand by either the CEO or CFO. Any employee, officer or director who is aware of a conflict of interest or is concerned that a conflict might develop should discuss the matter with either the CEO or CFO promptly.

1.3 Compliance with Laws, Rules and Regulations

It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

An employee who is unsure of whether a situation violates any applicable laws, rules or regulations should discuss the situation with either the CEO or CFO, to prevent possible misunderstandings and embarrassment at a later date. Any violation of applicable laws, rules and regulations, including any conflict of interest that rises to such a level, will be dealt with swiftly by the Company and, to the extent required by law, promptly disclosed to the applicable law enforcement authorities.

1.4 Other Provisions

1.4.1 CORPORATE OPPORTUNITIES Employees, officers and directors owe a duty to the Company to advance the Company's business interests when the opportunity to do so arises. Employees, officers and directors are prohibited from taking (or directing a third party to take) a business opportunity that is discovered through the use of Company property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, employees, officers and directors are prohibited from using Company property, information or position for personal gain and from competing with the Company. Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. The only prudent course of conduct for our employees, officers and directors is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand by the CEO or the CFO.

1.4.2 CONFIDENTIALITY In carrying out the Company's business, employees, officers and directors often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Employees, officers and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of our Company, and of other companies, includes any non-public information that would be harmful to the relevant corporation or useful or helpful to competitors if disclosed.

1.4.3 FAIR DEALING The Company succeeds through honest business practices. The Company does not seek to gain advantages through illegal or unethical business practices. Each employee, officer and director should endeavor to deal fairly with the Company's customers, service providers, suppliers and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

1.4.4 PROTECTION AND PROPER USE OF COMPANY ASSETS  All employees, officers and directors should protect the Company's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

1.4.5 FINANCIAL REPORTING Officers and employees in a position to do so will not intentionally cause the Company's records or financial reporting to contain errors or otherwise omit information required to fairly present the Company's financial information in accordance with its policies.

1.5 Waivers of this Code

From time to time, the Company may waive some provisions of this Code. Any employee, officer or director who believes that a waiver may be called for should contact either the CEO or the CFO.

Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors, or a committee of the Board of Directors, and, if by committee, must promptly be disclosed to all Directors. Waivers of this Code shall be disclosed to regulatory authorities or to the public to the extent required by governing law and listing requirements.

1.6 Enforcement

The Company intends to enforce the provisions of this Code in a consistent manner, regardless of the status of the employee at the Company. Enforcement by the Company shall commence promptly following notice to the Company of any violation or alleged violation of this Code. The CEO or the CFO shall be responsible for receiving such notices and for applying the provisions of this Code to situations that violate or potentially violate this Code. An employee who is unsure of whether a situation violates this Code may discuss the situation with the CEO or the CFO to prevent possible misunderstandings and embarrassment at a later date. The responsibility of an employee to report any questionable behavior promptly to the CEO or the CFO is a clear and objective requirement. A failure to observe this requirement will itself be a violation of this Code. The Company wishes to encourage employees to report questionable behavior, and the Company will, therefore, not tolerate any retaliatory actions toward employees that have made reports in good faith. If any employee is concerned that reporting a violation of this Code to, or discussion a related situation with, the CEO or the CFO would involve a conflict of interest for either the CEO or the CFO or both, or if the CEO and the CFO are unavailable, the employee should contact the Chairman of the of the Audit Committee directly. To determine whether a violation of this Code has occurred, an initial investigation will be made by or under the direction of the CEO or CFO, and the result of such investigation shall be presented in a written report to the Chairman of the Audit Committee. If deemed necessary, the CEO or the CFO shall conduct interviews with all employees possessing relevant information. The Chairman of the Audit Committee shall then present the findings in writing to the Board of Directors, or a committee of the Board of Directors. The Board of Directors, or such committee, as applicable, will take further action to enforce the provisions of this Code.

2.

Code of Ethics

In keeping with the best practices of corporate governance, the following is the Code of Conduct for ICP Solar Technologies Inc and its consolidated direct and indirect subsidiaries (the "Company"). This Code of Conduct shall be signed and adhered to by all officers, directors and employees (each, an "employee") of the Company.

2.1 Compliance Standards

The Chief Executive Officer ("CEO") and the Chief Financial Officer ("CFO") are responsible for applying these policies to specific situations in which questions may arise and has the authority to interpret these policies in any particular situation. Any questions relating to how these policies should be interpreted or applied should be addressed to the CEO or the Conan employee who is unsure of whether a situation violates this Code should discuss the situation with either the CEO or CFO, to prevent possible misunderstandings and embarrassment at a later date. An employee who is aware of any questionable behavior should discuss the situation with the CEO or CFO to prevent possible misunderstandings and embarrassment at a later date. Any employee who becomes aware of any existing or potential violation of laws, rules, regulations or this Code is required to notify the CEO or CFO promptly. Failure to do so is itself a violation of this Code. To encourage employees to report any violations, the Company will not allow retaliation for reports made in good faith.

2.2 Conflicts of Interest

A "conflict of interest" occurs when an individual's private interest, real or perceived, interferes with the interests of the Company. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. In particular, an employee, officer or director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family, or for any other person. In addition, an employee, officer or director must never assume, or be subject to, any other duties, responsibilities or obligations that interfere with such person's duty to the Company. Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. The only prudent course of conduct for our employees, officers and directors is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand by either the CEO or CFO. Any employee, officer or director who is aware of a conflict of interest or is concerned that a conflict might develop should discuss the matter with either the CEO or CFO promptly.

2.3 Compliance with Laws, Rules and Regulations

It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations. An employee who is unsure of whether a situation violates any applicable laws, rules or regulations should discuss the situation with either the CEO or CFO, to prevent possible misunderstandings and embarrassment at a later date. Any violation of applicable laws, rules and regulations, including any conflict of interest that rises to such a level, will be dealt with swiftly by the Company and, to the extent required by law, promptly disclosed to the applicable law enforcement authorities.

2.4 Other Provisions

2.4.1 CORPORATE OPPORTUNITIES Employees, officers and directors owe a duty to the Company to advance the Company's business interests when the opportunity to do so arises. Employees, officers and directors are prohibited from taking (or directing a third party to take) a business opportunity that is discovered through the use of Company property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, employees, officers and directors are prohibited from using Company property, information or position for personal gain and from competing with the Company. Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. The only prudent course of conduct for our employees, officers and directors is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand by the CEO or the CFO.

2.4.2 CONFIDENTIALITY In carrying out the Company's business, employees, officers and directors often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Employees, officers and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of our Company, and of other companies, includes any non-public information that would be harmful to the relevant corporation or useful or helpful to competitors if disclosed.

2.4.3 FAIR DEALING The Company succeeds through honest business practices. The Company does not seek to gain advantages through illegal or unethical business practices. Each employee, officer and director should endeavor to deal fairly with the Company's customers, service providers, suppliers and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

2.4.4 PROTECTION AND PROPER USE OF COMPANY ASSETS  All employees, officers and directors should protect the Company's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

2.4.5 FINANCIAL REPORTING Officers and employees in a position to do so will not intentionally cause the Company's records or financial reporting to contain errors or otherwise omit information required to fairly present the Company's financial information in accordance with its policies.

2.5 Waivers of this Code

From time to time, the Company may waive some provisions of this Code. Any employee, officer or director who believes that a waiver may be called for should contact either the CEO or the CFO. Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors, or a committee of the Board of Directors, and, if by committee, must promptly be disclosed to all Directors. Waivers of this Code shall be disclosed to regulatory authorities or to the public to the extent required by governing law and listing requirements.

2.6 Enforcement

The Company intends to enforce the provisions of this Code in a consistent manner, regardless of the status of the employee at the Company. Enforcement by the Company shall commence promptly following notice to the Company of any violation or alleged violation of this Code. The CEO or the CFO shall be responsible for receiving such notices and for applying the provisions of this Code to situations that violate or potentially violate this Code. An employee who is unsure of whether a situation violates this Code may discuss the situation with the CEO or the CFO to prevent possible misunderstandings and embarrassment at a later date. The responsibility of an employee to report any questionable behavior promptly to the CEO or the CFO is a clear and objective requirement. A failure to observe this requirement will itself be a violation of this Code. The Company wishes to encourage employees to report questionable behavior, and the Company will, therefore, not tolerate any retaliatory actions toward employees that have made reports in good faith. If any employee is concerned that reporting a violation of this Code to, or discussion a related situation with, the CEO or the CFO would involve a conflict of interest for either the CEO or the CFO or both, or if the CEO and the CFO are unavailable, the employee should contact the Chairman of the of the Audit Committee, directly or through the means identified in the Whistleblower Policy of the Company. To determine whether a violation of this Code has occurred, an initial investigation will be made by or under the direction of the CEO or CFO, and the result of such investigation shall be presented in a written report to the Chairman of the Audit Committee. If deemed necessary, the CEO or the CFO shall conduct interviews with all employees possessing relevant information. The Chairman of the Audit Committee shall then present the findings in writing to the Board of Directors, or a committee of the Board of Directors. The Board of Directors, or such committee, as applicable, will take further action to enforce the provisions of this Code.

3.

Code of Ethics

Code of Ethics for Senior Executives, Financial Officers and Members of the Management Executive Committee

I. Purpose of Code of Ethics

The purpose of the Code of Ethics is to promote the honest and ethical conduct of our Senior Executives and Financial Officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. To provide information that is accurate, complete, objective, relevant, accurate, timely and understandable disclosure in reports and documents required to be filed or submitted to governmental agencies or in public communications made by ICP Solar Technologies Inc. (the "Company"), and to promote compliance with all applicable rules and regulations that apply to the Company and its officers.

II. Reporting and Accountability

The Audit Committee of the Board of Directors of the Company is responsible for applying this Code of Ethics to specific situations in which questions are presented to it and has the authority to interpret this Code of Ethics in any particular situation. Any Senior Executive who becomes aware of any existing or potential breach of this Code of Ethics is required to notify the Audit Committee through the Chairman of the Audit Committee promptly.
The Audit Committee shall take all action it considers appropriate to investigate any breaches reported to it

III. Introduction

The Code of Ethics is applicable to the Company's chief executive officer, president, vice president, chief financial officer, corporate controller, and non-independent members of the board of directors (the "Senior Executives"). As senior members of the Company's management these individuals are an example for all other employees and are expected to foster a culture of transparency, integrity and honesty.

Waivers of this Code can only be made by the Board of Directors through recommendation of its Audit Committee and, in that event, shall be disclosed in accordance with applicable law.

IV. Conflicts of Interest

A conflict of interest occurs when a Senior Executive's private interests interfere, or appear to interfere, in any way, with the interests of the Company as a whole. Conflicts of interest can also arise when a Senior Executive takes action, or they or a member of their family have interests that may make it difficult for the Senior Executive to perform their duties to the Company effectively.

Effective disclosure of conflicts of interest or perceived conflicts of interest and appropriate approval or waiver will be deemed to have been made if reported to the Board of Directors and approval is obtained from the Audit Committee. The following is a non-exhaustive list of examples to illustrate actual or apparent conflicts of interest that should be avoided: IMPROPER PERSONAL BENEFITS FROM THE COMPANY Conflicts of interest arise when a Senior Executive or a member of their family receives improper personal benefits as a result of their position in the Company. Senior Executives may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of personal obligations.

FINANCIAL INTERESTS IN OTHER BUSINESSES Senior executives should avoid holding or owning a substantial interest in any enterprise, which is a competitor, customer or a supplier, or acts as a consultant to or is employed by a customer or supplier, unless the Senior Executive has disclosed such interest to the Company and has obtained approval from the Audit Committee. However, it is not considered a conflict of interest to make investments in competitors, clients or suppliers that are listed on a national securities exchange so long as the total value of the investment is less than one percent (1%) of the outstanding stock of the corporation and the amount of the investment is not significant that it would affect business judgment on behalf of the Company.

BUSINESS AGREEMENTS WITH THE COMPANY  Without the prior written approval of the Board of Directors, a Senior Executive may not participate in a joint venture, partnership or other business arrangement with the Company.

CORPORATE OPPORTUNITIES A business or investment opportunity developed through the use of Company property or information or the position of the Senior Executive may not be acted upon without the prior written approval of the Company. Such an opportunity should be considered a business or investment opportunity for the Company in the first instance.

OUTSIDE EMPLOYMENT OR ACTIVITIES WITH A COMPETITOR Simultaneous employment with or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that would reasonably be expected to advance a competitors interests at the expense of the Company's interests. Senior Executives may not market products or services in competition with the Company's current or potential business activities.

OUTSIDE EMPLOYMENT WITH A SUPPLIER Without the prior written approval of the Audit Committee, Senior Executives may not be a supplier or be employed by, serve as a director of or represent a supplier to the Board of Directors. Without the prior written approval of the Audit Committee, Senior Executives may not accept money or benefits of any kind from a third party as compensation or payment for any advice or services to a client, supplier or anyone else in connection with its business with the Company.

FAMILY MEMBERS WORKING IN THE INDUSTRY Senior Executives must disclose to the Audit Committee any case where a spouse or significant other, children, parent, in-law, or someone else with whom there is a familial relationship is a competitor or supplier of the Company or is employed by one so that the Company may assess their nature and extent of any concern and how it can be resolved.

DISCLOSURE OF CONFIDENTIAL INFORMATION Senior Executives must safeguard confidential information and use such information only for the purpose for which it was developed or given. Confidential and proprietary information about the Company, its customers, suppliers, competitors, and business partners must be respected and protected.

INSIDE INFORMATION - SECURITIES Except as is required or necessary in the course of their duties on behalf of the Company, Senior Executives may not use or pass on nonpublic, material information about the Company or its business partners acquired during the course of business. Senior Executives may not trade in any securities based upon such nonpublic, material information. Material information is any information that an investor might consider important in deciding whether to buy, sell, or hold securities.

ACCURATE PERIODIC REPORTS AND OTHER PUBLIC COMMUNICATIONS Securities Exchange Commission rules require full, fair, accurate, timely and understandable disclosure in our periodic reports and other public communications. The Company has established the following guidelines to ensure the quality of our periodic reports:

  All Company accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction.

  All records must fairly and accurately reflect the transactions or occurrences to which they relate.

  All records must fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses.

  The Company's accounting records must not contain any false or intentionally misleading entries.

  No transactions may be intentionally misclassified as to accounts, departments or accounting periods or in any other manner.

  All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

  Except as approved by the Audit Committee, no information may be concealed from the internal auditors or the independent auditors.

  Compliance with Generally Accepted Accounting Principles and the Company's system of internal accounting controls is required at all times.

V. Compliance with Laws and Ethics Code

Senior Executives are expected to comply with both the letter and spirit of all applicable governmental rules and regulations and this Code, and to report any suspected violations of applicable governmental rules and regulations or this Code of Ethics to the Board of Directors through its Audit Committee or through the use of the Company's confidential and anonymous compliance procedure for reporting ethics violations (i.e. the Whistleblower Policy). Failure to comply with this Code of Ethics or any applicable laws or regulations may result in disciplinary action, up to and including immediate discharge without notice.

No Rights Created

This code is a statement of certain fundamental principles, policies and procedures that govern the Company's Senior Executive's and Financial Officers in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or other person or entity.